EXHIBIT 2.2

RESOLUTION OF
THE BOARD OF DIRECTORS
OF
TEXTECHNOLOGIES, INC.

The following is a true copy of the resolution duly adopted by the Board of Directors of this Corporation at a special meeting, notice to this meeting having been waived, held at 31-32 Ely Place, London, UK on July 23rd, 2007,

The Board of Directors who were present for this meeting & took active part therein were:

Peter Maddocks

WHEREAS there has been presented to and considered by this meeting a Motion to officially Renounce, Cancel and Rescind the Agreement between our Company and Charms Investments, Ltd dated August 25th, 2006 relating to Centrabell Ltd.,

NOW THEREFORE BE IT RESOLVED that the corporation having considered this matter, has opened the floor to all those who voice a preference in the issue, has decided unanimously and RESOLVED that:

Said Motion is hereby passed, the company hereby RESCINDS the above-referenced Agreement, and the ties and obligations between the two companies, and Centrabell, Ltd., are hereby abolished, with no further ties or obligations between the entities.

DATED: July 23rd, 2007

__________________________
David E. Price, Esq.; Secretary